Exhibit 10.1

409 Silverside Road Suite 105 Wilmington, DE 19809 o +1 302.385.5000 f +1 302.385.5194 thebancorp.com

March 28, 2025

BY HAND DELIVERY AND EMAIL

Mr. Paul Frenkiel

2130 Haven Road, Apt. E

Wilmington, DE 19809

Re: Retirement, Consulting and Release Agreement

Dear Paul:

This Retirement, Consulting and Release Agreement ("Agreement") sets forth the understanding between you and The Bancorp, Inc. (the "Company") regarding your retirement from your position as Executive Vice President, Chief Financial Officer and Secretary of the Company and The Bancorp Bank, N.A. and provision of consulting services.

1.	Retirement

a.	Retirement. You have retired from your position as Executive Vice President, Chief Financial Officer and Secretary, effective March 28, 2025 ("Retirement Date"). As of the Retirement Date, you are no longer employed by the Company, and you will no longer receive any salary, wages or benefits of any kind from the Company, except as expressly provided in this Agreement. After your Retirement Date, you will serve as a consultant to the Company in accordance with the terms set forth in Paragraph 2 of this Agreement.

b.	Final Payroll Check and Benefits. You will receive the following on or before April 18, 2025 (i) a final payroll check via direct deposit for all pay owed to you up to and including the Retirement Date, and (ii) a payment via direct deposit for your accrued and unused PTO, in each case, less all applicable withholdings and deductions. Your eligibility to participate in Company-sponsored group health coverage including medical, vision and dental insurance coverage as an employee of the Company will end effective March 31, 2025. However, you will be eligible to continue to participate in this insurance coverage, at your sole expense, in accordance with a federal law called the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), subject to COBRA's terms, conditions, and restrictions. Your eligibility to participate in all other Company-sponsored group benefits including group life, disability and accidental death and dismemberment coverage will end effective March 28, 2025, unless the applicable plan document provides for a different result.

c.	Equity Incentive Awards and Bonus. All of your outstanding restricted stock units ("RSUs") under the Company's 2020 Equity Incentive Plan and 2024 Equity Incentive Plan will continue to vest subject to and in accordance with the applicable terms of the applicable RSU award agreements. Any RSUs that are unvested as of your Retirement Date will vest upon the one-year anniversary of your Retirement Date, provided that you agree to the General Release set forth in Paragraph 3 without revocation, and will be settled in accordance with the terms of the applicable RSU award agreements. You will not receive any further equity incentive awards under the Company's equity incentive plans, and you will not receive any discretionary or other annual bonus in connection with your service to the Company in 2025.

2.	General Terms of Consulting Agreement. Provided that you have signed this Agreement without revocation, the following will apply during the Consulting Period (defined below):

a.	Consulting Period. You will serve as a non-employee consultant to the Company from the Retirement Date through December 31, 2025, unless either you or the Company terminate your consulting services on an earlier date for any reason (the "Consulting Period").

b.	Consulting Services. During the Consulting Period, you will provide consulting services as may be reasonably requested by the Company's Chief Executive Officer. Such services may include: (i) consultation on Company matters as reasonably requested by the Company; and (ii) consultation and assistance with respect to services performed during the course of your employment with the Company. In addition, you agree to cooperate reasonably with the Company in accomplishing a smooth and orderly transition of your prior employment responsibilities to other employees of the Company, particularly including pending matters of which you have the principal knowledge and background information . The Company anticipates that you will provide consulting services for up to 25 hours per week during normal business hours on weekdays; provided that any services requested exceeding such hourly amount shall be at times and schedules agreed to by you and the Chief Executive Officer. The Company will permit you to use a Company-provided laptop and equipment during the Consulting Period.

c.	Consulting Fee. As compensation for the consulting services, the Company will pay you a consulting fee in the total amount of $250,000 ("Consulting Fee"), payable in monthly installments during the Consulting Period; provided that the first payment shall be made on the 15th calendar day of the month following the Retirement Date. Notwithstanding the foregoing, if the Consulting Period terminates prior to December 31, 2025 for any reason other than a voluntary termination by you or a termination by the Company due to your material breach of this Agreement, any unpaid portion of the Consulting Fee shall continue to be paid through December 31, 2025.

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d.	Professional Standards. In rendering consulting services under this Agreement, you shall conform to high professional standards of work and business ethics. You shall not engage in illegal acts or unethical behavior.

e.	Non-Solicitation. During the Consulting Period, you will not, directly or indirectly recruit, solicit or induce, or attempt to induce, any employee, consultant or vendor of the Company or its affiliates to terminate employment or any other relationship with the Company or its applicable affiliate.

f.	Conflict of Interest. You agree that, during the Consulting Period, you will not render services to any person, firm, corporation or other entity that would result in a conflict of interest with respect to the consulting services performed hereunder except with prior written permission of the Company. Other than as provided for in the preceding sentence, nothing in this Agreement shall restrict you from performing services for other entities during the Consulting Period, and there is no expectation that the consulting services performed by you to the Company to be exclusive.

g.	Independent Contractor Status. In rendering consulting services, you acknowledge that you will act in the capacity of an independent contractor and will not be subject to the direction, control or supervision of the Company with respect to the performance of such services. You will have exclusive control and discretion over how you perform such consulting services, including the manner and means by which the services are rendered, subject to any requirements, guidance, input, specifications and direction on the performance of the services by the Company. You will not be considered or be deemed in any way to be an employee of the Company, and you will not have any right or power, express or implied, to do any act or thing that would bind the Company in any way, except as may otherwise be approved in writing by the Company. You will be directly responsible for all costs of self-employment, including all taxes, charges and premiums for F.I.C.A., workers' compensation insurance, unemployment insurance and/or insurance. You will remit to all applicable government authorities all monies that need to be withheld and/or be otherwise paid.

3.	General Release. In exchange for the RSU vesting and compensation to be provided to you during the Consulting Period described in Paragraphs 1.c. and 2, respectively, you release and forever discharge, to the maximum extent permitted by law, the Company and each of the other individuals or entities (collectively, the "Releasees" (as defined below)), from any and all claims, causes of action, complaints, lawsuits or liabilities of any kind (collectively "Claims") as described below which you, your heirs, agents, administrators or executors have or may have against the Company or any of the other Releasees. This Release extends to all claims arising out of or relating to any conduct, matter, statement, event or omission existing or occurring before you sign this Agreement, to the fullest extent permitted by law, including but not limited to the following:

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a.	any Claims having anything to do with your employment with the Company and/or any of its parent, subsidiary, related and/or affiliated companies and/or divisions and the termination thereof;
b.	any Claims having anything to do with the Consulting Period;
c.	any Claims for unpaid or withheld wages, severance, benefits, bonuses, commissions and/or other compensation of any kind, including but not limited to any Claims under the Consolidated Omnibus Budget Reconciliation Act ("COBRA");
d.	any Claims for reimbursement of expenses of any kind;

e.	any Claims for attorneys' fees or costs;
f.	any Claims for unvested benefits under the Employee Retirement Income Security Act ("ERISA");
g.	any Claims of discrimination and/or harassment based on age, sex, pregnancy, race, religion, color, creed, disability, handicap, failure to accommodate, citizenship, marital status, national origin, ancestry, sexual orientation, gender identity, genetic information or any other factor protected by federal, state or local law as enacted or amended such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Genetic Information Non- Discrimination Act, the Whistleblower Protection Act, the Uniformed Services Employment and Reemployment Rights Acts, the Occupational Safety and Health Act, the National Labor Relations Act, and any other equivalent federal, state or local statutes, laws, or regulations, and any Claims for retaliation under any of the foregoing or other laws;
h.	any Claims regarding leaves of absence including, but not limited to, any Claims under the Family and Medical Leave Act;
i.	any Claims for retaliatory and/or wrongful discharge;
j.	any Claims arising under the Immigration Reform and Control Act ("IRCA");
k.	any Claims under the National Labor Relations Act;
l.	any Claims under the Sarbanes-Oxley Act and/or Dodd-Frank Act;
m.	any Claims for violation of public policy;
n.	any and all claims for breach of the covenant of good faith and fair dealing;
o.	any Claims in tort, including claims for emotional distress, invasion of privacy, negligence or pain and suffering; and/or

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p.	any other statutory, regulatory, common law or other Claims of any kind, including, but not limited to, Claims for breach of contract, breach of the duty of good faith and fair dealing, defamation, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation.

The term "Releasees" includes: the Company and any parent, subsidiary, related or affiliated companies and divisions of the Company, and each of their past and present employees, officers, directors, executives, attorneys, owners, partners, insurers, benefit plan fiduciaries and agents, and all of their respective successors and assigns. It is important that you understand that this General Release is intended to be a complete general release from any and all claims to the fullest extent permitted by law, and includes all Claims known or unknown by you, those that you may have already asserted or raised as well as those that you have never asserted or raised.

4.	Non-Released Claims. The General Release in Paragraph 3 above does not apply to any Claims for benefits in which you are vested pursuant to any Company benefit, retirement and/or pension plan; any rights granted to you under this Agreement; any rights or Claims that may arise after the date you sign this Agreement; any right to indemnification under the bylaws of the Company, or under any directors and officers insurance policy, with respect to your performance of duties as an officer of the Company; or any other Claims that are not waivable as a matter of law.

Further, this Agreement does not prevent you from contacting or filing a charge with or participating in any investigation conducted by any federal, state or local government agency or commission, including the Equal Employment Opportunity Commission, National Labor Relations Board, and Securities and Exchange Commission. However, the General Release does prevent you, to the maximum extent permitted by law, from obtaining any monetary or other personal relief for any of the Claims you have released in Paragraph 3, unless applicable law prohibits such a waiver.

5.	Prohibition on Your Using or Disclosing Certain Information. You acknowledge and agree that you are prohibited from using or disclosing confidential and/or proprietary information which you created or acquired in the course of your employment and during your Consulting Period with the Company, and which is not generally known by or readily accessible to the public. This confidential and/or proprietary information includes, but is not limited to: financial data, prices, costs, bids, estimates, plans, blueprints, drawings and project descriptions; legal, accounting, marketing and business plans, strategies and techniques; trade secrets and other formulas; the identity of the Company's customers/clients, suppliers, vendors or potential customers/clients; and other information not generally known by or readily accessible to the public. Confidential and/or proprietary information does not include information which is generally known by or readily accessible to the public. However, nothing in this Agreement prohibits you from communicating with or participating in an investigation by a federal, state, or local government agency, including providing documents or other information, and you are not required to notify the Company of any such communication or participation.

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Under the federal Defend Trade Secrets Act of 2016 or other applicable law, you shall not be held criminally or civilly liable under any federal or state trade secret law or other applicable law for the disclosure of a trade secret or information about this Agreement that:

(a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made to an attorney for you in relation to a lawsuit for retaliation against you for reporting a suspected violation of law; or (c) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

6.	Company Property and Documents. You acknowledge and agree that, if so directed by the Company's EVP, Chief Human Resources Officer, or by no later than the end of the Consulting Period (whether on or before the December 31, 2025), you will promptly return all Company property and documents to the Company, retaining no copies, including: (i) all Company property (including, but not limited to, office, desk or file cabinet keys, Company identification/pass cards, Company-provided credit cards, and Company equipment, such as computers, monitors, and printers) and (ii) all Company documents (including, but not limited to, all hard copy, electronic and other files, forms, lists, charts, photographs, correspondence, computer records, programs, notes, memos, disks, and DVDs). You also agree, if so directed or upon the effective date of termination of your employment with the Company, to download all Company-related electronically-stored information (including, but not limited to, emails and electronic documents) from any personal computer and/or other storage devices or equipment or personal email accounts, return all downloaded material or otherwise electronically-stored information to the Company, and completely remove all such electronically-stored information from the hard drive of such personal computer and/or all cloud-based or other storage devices or personal email accounts.

7.	Ongoing Cooperation. You agree that you will cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, your employment with the Company or its affiliates for which the Company requests your assistance. Such cooperation and assistance will include, but not be limited to, providing truthful testimony and assisting in information and document gathering efforts. In connection herewith, the Company will consider other commitments that you may have at the time of the request and will reimburse you for reasonable expenses consistent with applicable Company expense reimbursement policies.

8.	Non-Disparagement. You agree that you will not make or cause to be made any statements in writing, orally or electronically, that disparage, are inimical to, or damage the reputation of the Company or any other Releasee (as defined above). However, nothing in this Agreement is intended to or shall be interpreted: (i) to restrict or otherwise interfere with your obligation to testify truthfully in any forum; or (ii) to restrict or otherwise interfere with your right and/or obligation to contact, cooperate with or provide information to any government agency or commission.

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9.	Section 409A. The parties intend that all payments made under this Agreement are exempt from, or compliant with, the requirements of Section 409A so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or to comply. In no event will the Company reimburse you for any taxes or other penalties that may be imposed on you as a result of Section 409A.

10.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without resort to principles of conflict of laws, and without the aid of any canon, custom or rule of law requiring construction against the draftsperson. All disputes related to or arising out of this Agreement shall be resolved exclusively in a state or federal court of competent jurisdiction in New Castle County, Delaware, and both you and the Company waive any defense or objection on the basis of personal jurisdiction, venue, or forum non conveniens.

11.	WAIVER OF JURY TRIAL. EACH PARTY AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR OTHER WISE RELATES TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

12.	Statement of Non-Admission. Nothing in this Agreement is intended as or shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above.

13.	Interpretation of Agreement. Nothing in this Agreement is intended to violate any law or shall be interpreted to violate any law. If any paragraph or part or subpart of any paragraph in this Agreement or the application thereof is construed to be overbroad and/or unenforceable, then the court making such determination shall have the authority to narrow the paragraph or part or subpart of the paragraph as necessary to make it enforceable and the paragraph or part or subpart of the paragraph shall then be enforceable in its/their narrowed form. Moreover, each paragraph or part or subpart of each paragraph in this Agreement is independent of and severable (separate) from each other. In the event that any paragraph or part or subpart of any paragraph in this Agreement is determined to be legally invalid or unenforceable by a court and is not modified by a court to be enforceable, the affected paragraph or part or subpart of such paragraph shall be stricken from the Agreement, and the remaining paragraphs or parts or subparts of such paragraphs of this Agreement shall remain in full force and effect.

14.	Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations and agreements, written or oral, expressed or implied. The parties expressly disclaim reliance on any statement, representations and promises not set forth in this Agreement.

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15.	Amendment. This Agreement may not be modified or amended other than by an agreement in writing signed by both parties.

16.	Headings. The headings contained in this Agreement are for convenience ofreference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement.

17.	Representations. You agree and represent that:

a.	You have read carefully the terms of this Agreement, including the General Release, which also specifically releases claims that include those under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act;
b.	You have had an opportunity to review this Agreement, including the General Release, with an attorney;
c.	You understand the meaning and effect of the terms of this Agreement, including the General Release, and further understand that the consideration given to you in this Agreement (i.e., the Transition) is consideration to which you would not otherwise have been entitled if you do not sign this Agreement;
d.	You were given up to twenty-one (21) days to determine whether you wished to sign this Agreement, including the General Release;
e.	Your decision to sign this Agreement, including the General Release, is of your own free and voluntary act without compulsion of any kind;
f.	No promise or inducement not expressed in this Agreement has been made to you;

g.	Subject to the limitations in Paragraph 4 above, you understand that you are waiving your Claims as set forth in Paragraph 3 above;
h.	You have adequate information to make a knowing and voluntary waiver of any and all Claims as set forth in Paragraph 3 above; and
i.	The Company does not owe you any wages or other compensation, payments, or monies of any kind or nature other than what is expressly provided in this Agreement, and that you have been fully and accurately compensated for all hours worked and services provided during your employment and any other working relationship with the Company.
18.	Offer Expiration Date. As noted above, you have up to twenty-one (21) days to decide whether you wish to sign this Agreement, although you may sign it before the end of that twenty-one (21) day period if you wish to do so. 1f you do not sign this Agreement and return it to me within twenty-one (21) days, then this offer shall expire. No changes to this Agreement, whether material or not, shat I tot I or extend the 21-day consideration period.

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19.	Revocation. You also are entitled to revoke this Agreement within seven (7) calendar days from the date you signed the Agreement. Should you wish to revoke this Agreement, you should deliver your written request to revoke by hand, or send it via certified mail, to Jennifer Terry, EVP, Chief Human Resources Officer, 409 Silverside Road, Suite I 05, Wilmington, Delaware 19809., The revocation notice must be received within the seven

(7) day period.

20.	Effective Date. This Agreement will become effective on the eighth day after you sign this Agreement, provided you do not revoke this Agreement.

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If you agree with all of the terms of this Agreement, please sign below, indicating that you understand, agree with and intend to be legally bound by this Agreement, including the General Release, and return the signed Agreement to me.

Sincerely,

THE BANCORP, INC.

/s/ Damian M. Kozlowski
Damian M. Kozlowski
Chief Executive Officer

UNDERSTOOD AND AGREED,
INTENDING TO BE LEGALLY BOUND:

/s/ Paul Frenkiel
Paul Frenkiel

3/28/25
Date

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